NOTE AND WARRANT AMENDMENT AGREEMENT

THIS NOTE AMENDMENT AGREEMENT is entered into as of the _______ day of January 2008.

BETWEEN:

EDEN ENERGY CORP.

Suite 1680 - 200 Burrard Street

Vancouver, BC V6C 3L6

(the “Company”)

AND:

(the “Noteholder”)

WHEREAS:

A.

The Noteholder purchased 6% Convertible Promissory Notes due August 25, 2008 (the “Notes”) from the Company pursuant to a Note and Warrant Purchase Agreement, dated for reference August 18, 2005 (the “Purchase Agreement”);

B.	Pursuant to the terms of the Notes, the Company currently owes the Noteholder approximately $_____________ in principal and accrued interest;
C.	The Noteholder was issued Series A Warrants (the “Warrants) with an initial exercise price of $6.00 expiring August 25, 2008; and
D.	The Company and the Noteholder wish to amend the terms of the Notes, Warrants, and the terms of the Registration Rights Agreement dated August 18, 2005 (the “Registration Rights Agreement”);

NOW THEREFORE in consideration of the promises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows, effective from and after January _______, 2008:

AMENDMENT OF NOTES

1.	The Notes are amended as follows:
(a)	Section 3.2(a) is deleted and replaced with the following:

“The term “Conversion Price” shall mean $0.50 (86% of the closing bid of the last 5 trading days 2007), subject to adjustment under Section 3.6 hereof”

AMENDMENT OF WARRANTS

2.	The Warrants are amended as follows:
(a)	Section 1, “Term” is deleted and replaced with the following:

“Term. The term of this Warrant shall commence on August 25, 2005 and shall expire at 5:00 p.m., eastern time, on August 25, 2009 (such period being the “term”)”

(b)	Section 8, Definitions, “Warrant Price” is deleted and replaced with the following:

“Warrant Price” shall mean $1.00, unless the Warrants are exercised within 30 business days of the closing date of the Note and Warrant Amendment Agreement dated _____________________, 2008, in which case the Warrant Price shall mean $0.50, subject to adjustment under Section 4 hereof.

AMENDMENT OF REGISTRATION RIGHTS AGREEMENT

3	The Registration Rights Agreement is amended as follows:
(a)	The definition of “Registrable Securities” in Section 1 is deleted and replaced with the following:

“Registrable Securities” means the shares of common stock issuable upon exercise of the Warrants”.

THE NOTE AMENDMENT AGREEMENT

4.	The amendments set out in this Note Amendment Agreement take effect from January _______, 2008 forward, following execution by the Company.
5.

In consideration of the foregoing amendments to the terms of the Notes, Warrants, and the Registration Rights Agreement, the Noteholder agrees to convert 100% of the principal amount and related accrued interest of the Notes on January 11, 2008, unless such conversion would result in the Noteholder holding in excess of 9.99% of the Company issued and outstanding shares of common stock at the time of conversion. In such case, the Noteholder shall convert such principal and related accrued interest amount of their Note that they will hold 9.99% of the Company’s issued and outstanding shares of common stock, and the balance of the principal and related accrued interest amount not converted shall remain convertible at a Conversion Price of $0.65.

6.

If the Company, for a period of 120 days from the date of the Amendment Agreement, shall settle any currently outstanding debt obligations in exchange for shares of common stock at a price per share less than $0.50, then the Noteholder shall be entitled to additional shares of common stock such that their Conversion Price would have been the amount of such subsequent per share debt settlement price.

2.

The Noteholder hereby agrees to waive any and all Events of Default that may have occurred under the Purchase Agreement, Note, or Registration Rights Agreement up to and including the date of this Agreement.

7.

The Noteholder acknowledges that this Agreement has been prepared by the Company’s solicitors and that that the Company has advised the Noteholder to seek its own independent legal advice with respect to this Agreement.

8.	The parties hereto acknowledge and agree that the Notes, Warrants and the Registration Rights Agreement, as amended by this Agreement, hereby continue in full force and effect.
9.	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.
10.

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first set forth above.

11.	This Agreement will be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first set forth above.

EDEN ENERGY CORP.

Per:
Authorized Signatory

Per:
Authorized Signatory

CW1609526.1